Exhibit 23.2.a

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-18139 on Form S-3 of Kansas City Power and Light Company of our report dated February 27, 2003 (August 14, 2003 as to Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets), on the consolidated financial statements and the related financial statement schedules of Kansas City Power and Light Company appearing in this Current Report on Form 8-K of Kansas City Power and Light Company.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
August 14, 2003